Exhibit 107

Calculation of Filing Fee Tables (1)

Form 424(b)(2)
(Form Type)

NextEra Energy Capital Holdings, Inc.

NextEra Energy, Inc. (2)
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee		Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Debt	NextEra Energy Capital Holdings, Inc. 4.20% Debentures, Series due June 20, 2024	Rule 457(r)	$750,000,000	99.998%	$749,985,000	0.0000927	$69,523.61
	Other	NextEra Energy, Inc. Guarantee of 4.20% Debentures, Series due June 20, 2024	Rule 457(n) (2)	—	—	—		—	(2)
	Debt	NextEra Energy Capital Holdings, Inc. 4.45% Debentures, Series due June 20, 2025	Rule 457(r)	$1,000,000,000	99.975%	$999,750,000	0.0000927	$92,676.83
	Other	NextEra Energy, Inc. Guarantee of 4.45% Debentures, Series due June 20, 2025	Rule 457(n) (2)	—	—	—		—	(2)
	Debt	NextEra Energy Capital Holdings, Inc. 4.625% Debentures, Series due July 15, 2027	Rule 457(r)	$1,250,000,000	99.961%	$1,249,512,500	0.0000927	$115,829.81
	Other	NextEra Energy, Inc. Guarantee of 4.625% Debentures, Series due July 15, 2027	Rule 457(n) (2)	—	—	—		—	(2)
	Debt	NextEra Energy Capital Holdings, Inc. 5.00% Debentures, Series due July 15, 2032	Rule 457(r)	$1,000,000,000	99.925%	$999,250,000	0.0000927	$92,630.48
	Other	NextEra Energy, Inc. Guarantee of 5.00% Debentures, Series due July 15, 2032	Rule 457(n) (2)	—	—	—		—	(2)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amounts					$3,998,497,500		$370,660.72	(3)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$370,660.72	(3)

(1)	These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement Nos. 333-254632 and 333-254632-02. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	NextEra Energy, Inc. has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on each of the 4.20% Debentures, Series due June 20, 2024 (the “2024 Debentures”), the 4.45% Debentures, Series due June 20, 2025 (the “2025 Debentures”), the 4.625% Debentures, Series due July 15, 2027 (the “2027 Debentures”) and the 5.00% Debentures, Series due July 15, 2032 (the “2032 Debentures” and together with the 2024 Debentures, the 2025 Debentures and the 2027 Debentures, the “Debentures”). The value attributable to the NextEra Energy, Inc. guarantees, if any, are reflected in the offering price of each such Debenture, as applicable. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the NextEra Energy, Inc. guarantees is payable.

(3)	The total amount of the registration fee is calculated based on the total maximum aggregate offering price of the Debentures.